NEWS FROM HARTFORD STEAM BOILER

THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY
ONE STATE STREET, HARTFORD, CONNECTICUT  06102

CONTACT:
James C. Rowan Jr.
Office:   (860) 722-5180

FOR IMMEDIATE RELEASE


                              HARTFORD STEAM BOILER
                       FORMS NEW HOLDING COMPANY STRUCTURE
                              AND DECLARES DIVIDEND


HARTFORD, CT, June 23, 1997 -- At a special meeting of The Hartford Steam Boiler Inspection and Insurance Company (NYSE - HSB), held today at the company's headquarters, shareholders voted to approve a proposal which enables the company to form a new holding company, HSB Group, Inc.

"The formation of a new holding company structure will provide greater operating and financial flexibility in connection with certain investments, business operations and financing activities than is available under the current structure," President and Chief Executive Officer Gordon W. Kreh said. "Holding company structures are frequently used when an organization conducts regulated and unregulated lines of businesses and are commonly found in the insurance industry."

Current shareholders of the company's common stock will automatically become holders of HSB Group's common stock through a share exchange approved by the shareholders, the company said, and certificates representing Hartford Steam Boiler common stock will automatically represent the corresponding shares of HSB Group common stock. The stock will continue to be listed on the New York Stock Exchange under the trading symbol "HSB."

The company also said that the Board of Directors, meeting earlier today, declared a regular quarterly dividend of 57 cents per share, payable July 31 to shareholders of record July 10.

The largest provider of equipment breakdown insurance in the world, Hartford Steam Boiler has specialized in loss prevention and loss control engineering since 1866.


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